Exhibit 99.1
Contact:
Phil Smith
Stater Bros. Holdings Inc.
(909)733-5287

PRESS RELEASE
For Immediate Release
Tuesday, February 12, 2008
STATER BROS. HOLDINGS INC. SALES AND PROFITS INCREASE
IN 1ST QUARTER
SAN BERNARDINO, CALIFORNIA.-February 12, 2008: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2008 ended December 30, 2007.
Sales for the thirteen week first quarter ended December 30, 2007, increased 4.3% to $943.0 million compared to $904.4 million for the thirteen weeks ended December 24, 2006. The timing of the Christmas holiday added one more sales day in first quarter of fiscal 2007 compared to the first quarter of fiscal 2008. Christmas day, the only day that the Company’s stores are closed, fell in the second quarter of fiscal 2007 and in the first quarter of fiscal 2008. After taking into consideration the effect of Christmas day, like store sales increased 3.3% for the thirteen weeks ended December 30, 2007 compared to the thirteen weeks ended December 24, 2006.
The Company reported net income for the thirteen week first quarter ended December 30, 2007 of $10.8 million compared to net income of $9.9 million for the thirteen week first quarter ended December 24, 2006.
Brown said; “The first quarter results were in line with management’s projections as we remain committed to being the low price leader while providing a friendly and satisfying shopping experience to our “Valued Customers” on each and every one of their visits to our Supermarkets. Our transition into our new Corporate Office and Distribution Center is on schedule and moving along as planned.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 164 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/30/07	12/30/07
Assets
Current assets
Cash and cash equivalents	$277,062	$209,473
Restricted cash	8,121	5,621
Receivables, net	46,391	53,818
Inventories	202,073	212,875
Other	34,965	35,203

Total current assets	568,612	516,990

Property and equipment, net	629,644	665,854

Deferred debt issuance costs, net	17,671	16,869
Other	54,351	56,000

Total assets	$1,270,278	$1,255,713

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$187,978	$184,979
Accrued expenses and other liabilities	142,597	113,577
Current portion of capital lease obligations	1,008	1,044

Total current liabilities	331,583	299,600

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	6,285	6,010
Other long-term liabilities	113,131	120,073

Total stockholder’s equity	9,279	20,030

Total liabilities and stockholder’s equity	$1,270,278	$1,255,713

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks
	Ended	Ended
	12/24/06	12/30/07
Sales	$904,354	$943,030

Gross profit	241,890	244,429

Operating expenses:
Selling, general and administrative expenses	201,801	204,318
Depreciation and amortization	11,884	12,908

Total operating expenses	213,685	217,226

Operating profit	28,205	27,203

Interest income	2,826	2,391
Interest expense	(14,285)	(13,581)
Other income (expenses), net	(171)	1,875

Income before income taxes	16,575	17,888

Income taxes	6,673	7,137

Net income	$9,902	$10,751